Exhibit 99.1

Adverum Biotechnologies Reports Fourth Quarter and Full Year 2024 Financial Results and Provides Pipeline Highlights and Updates to Anticipated Milestones

REDWOOD CITY, Calif., April 15, 2025 -- Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage company pioneering the use of gene therapy to preserve sight for life in highly prevalent ocular diseases, today reported financial results for the fourth quarter and full year 2024. The company also provided pipeline highlights and updates to anticipated milestones.
“We believe Ixo-vec is poised to redefine the standard of care for patients with wet AMD as a potential best-in-class, one-and-done gene therapy. Ixo-vec offers the potential for life-long vision preservation and a favorable safety profile and is overwhelmingly preferred by patients over today’s treatment, as evidenced by our LUNA 52-week and OPTIC 4-year data,” stated Laurent Fischer, M.D., president and chief executive officer of Adverum Biotechnologies. “2025 is off to a strong start with the initiation of our first pivotal trial, ARTEMIS. Designed to enhance the potential for clinical, regulatory and commercial success, ARTEMIS will evaluate a broad patient population, including treatment naïve patients and patients with a high treatment burden, to provide confidence to retina specialists to prescribe Ixo-vec, if approved, across the spectrum of wet AMD patients. We look forward to sharing the design of our second pivotal trial, AQUARIUS, and to presenting long-term follow-up data from LUNA later this year.”

Ixo-vec Program Highlights
•Initiated ARTEMIS, the first-ever registrational intravitreal gene therapy trial in patients with wet AMD
◦ARTEMIS is designed to derisk the clinical, regulatory and commercial path to approval. The inclusion of both treatment-experienced and treatment-naïve patients is expected to increase the speed of enrollment and generate a broad registrational dataset representative of real-world patient demographics to inform prescribers.
◦ARTEMIS is a US-based study evaluating a single administration of Ixo-vec (6E10 vg/eye) compared to on-label aflibercept (2mg) every 8 weeks in approximately 284 patients with wet AMD.
◦The primary endpoint is mean change from baseline of best corrected visual acuity (BCVA) at one year (average of weeks 52 and 56) with a non-inferiority margin of -4.5 letters.
◦Per FDA guidance, all patients will receive three loading doses of aflibercept prior to receiving Ixo-vec. Patients in both arms will be eligible for supplemental injections of aflibercept and will receive prophylactic steroid eye drops.
◦ARTEMIS is the first of two planned Phase 3 registrational trials to evaluate Ixo-vec in patients with wet AMD. Details on the second similar global study, AQUARIUS, are forthcoming.

•Presented Phase 2 LUNA 52-week trial results
◦LUNA data support selection of 6E10 dose with topical eyedrops for pivotal program, providing evidence of potential best-in-class efficacy with favorable long-term safety.
◦6E10 dose in LUNA maintained visual and anatomic endpoints and continued to demonstrate potential best-in-class injection-free rates and reduction in injection burden.
◦Aflibercept levels were in the therapeutic range similar to those observed in OPTIC.
◦Ixo-vec was well tolerated, with local steroids effectively managing inflammation at both the higher 2E11 dose and the “go-forward” 6E10 dose.
◦Results from the LUNA pre-specified Patient Preference Survey demonstrate overwhelming preference for Ixo-vec over prior anti-VEGF therapies and for the acceptability of the topical steroid prophylaxis.
•Presented OPTIC 4-year trial results
◦Despite significant treatment need at baseline, patients in OPTIC continued to experience long-term benefit from Ixo-vec through at least 4 years of follow up, including maintenance of vision, durability of anatomical improvements and sustained reduction in anti-VEGF treatment burden.
◦Stable aflibercept levels have been demonstrated as long as measured, up to 5 years post treatment.
◦Ixo-vec at 2E11 was generally well tolerated and demonstrated a favorable safety profile.
▪Long-term data establish a 10-fold safety margin from highest dose tested in wet AMD to the 6E10 dose selected for Phase 3.
•Other Ixo-vec updates
◦“Nonclinical Study of Ixo-vec Gene Therapy for nAMD Supports Efficacy for a Human Dose of 6E10 vg/eye and Staggered Dosing of Fellow Eyes” published in Molecular Therapy – Methods and Clinical Development. This study supports staggered contralateral dosing of Ixo-vec, and dosing Ixo-vec at the 6E10 dose explored in LUNA, in patients with wet AMD.

Upcoming Anticipated Milestones
•2H 2025     Initiate the global AQUARIUS Phase 3 trial
•4Q 2025     Present Phase 2 LUNA two-year long-term follow-up data

Financial Results for the Three Months Ended December 31, 2024
•Cash, cash equivalents and short-term investments were $125.7 million as of December 31, 2024, compared to $153.2 million as of September 30, 2024, and $96.5 million as of December 31, 2023. Adverum expects its cash, cash equivalents and short-term investments to fund operations into the second half of 2025.

•Research and development expenses were $24.1 million for the three months ended December 31, 2024, compared to $15.3 million for the same period in 2023. Research and development expenses increased due to higher material production and bioanalytics expenses and higher compensation expenses in preparation for Phase 3 clinical trials. Stock-based compensation expense included in research and development expenses was $1.2 million for the fourth quarter of 2024.
•General and administrative expenses were $18.5 million for the three months ended December 31, 2024, compared to $11.7 million for the same period in 2023. General and administrative expenses increased due to increases in a non-cash tenant improvement allowance made available to a subtenant for our North Carolina premises and higher consultant fees. Stock-based compensation expense included in general and administrative expenses was $2.0 million for the fourth quarter of 2024.
•Net loss was $40.9 million, or $1.96 per basic and diluted share, for the three months ended December 31, 2024, compared to $24.5 million, or $2.42 per basic and diluted share for the same period in 2023.

About Ixo-vec in Wet AMD
Adverum is developing ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), its clinical-stage gene therapy product candidate, for the treatment of wet AMD. Ixo-vec utilizes a proprietary vector capsid, AAV.7m8, carrying an aflibercept coding sequence under the control of a proprietary expression cassette. Unlike other ophthalmic gene therapies that require surgery to administer the gene therapy under the retina (sub-retinal approach), Ixo-vec is designed to be administered as a one-time IVT injection in the physician’s office, deliver long-term efficacy, reduce the burden of frequent anti-VEGF, optimize patient compliance and improve vision outcomes for patients with wet AMD. In recognition of the need for new treatment options for wet AMD, FDA granted Fast Track and Regenerative Medicine Advanced Therapy (RMAT) designations for Ixo-vec for the treatment of wet AMD. Ixo-vec has also received PRIME designation from the EMA and the Innovation Passport from the United Kingdom’s Medicines and Healthcare Products Regulatory Agency for the treatment of wet AMD.

About Adverum Biotechnologies
Adverum Biotechnologies (NASDAQ: ADVM) is a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases with the aspiration of developing functional cures to restore vision and prevent blindness. Leveraging the capabilities of its proprietary intravitreal platform, Adverum is developing durable, single-administration therapies, designed to be delivered in physicians’ offices, to eliminate the need for frequent ocular injections to treat these diseases. Adverum is evaluating its novel gene therapy candidate, ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), as a one-time, IVT injection for patients with neovascular or wet age-related macular degeneration. Additionally, by overcoming the challenges associated with current treatment paradigms for debilitating ocular diseases, Adverum aspires to transform the standard of care, preserve vision, and create a profound societal impact around the globe. For more information, please visit www.adverum.com.

Forward-looking Statements
Statements contained in this press release regarding events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements regarding: the potential of Ixo-vec to redefine treatment standards as a potential best-in-class, one-and-done gene therapy; the therapeutic and commercial potential of Ixo-vec; potential benefits of Ixo-vec, including the potential for life-long vision preservation and its favorable long-term safety profile; the ability to generate data that provides confidence to retina specialists to prescribe Ixo-vec; plans and milestones related to Adverum’s product candidates, including the planned initiation of the global AQUARIUS Phase 3 trial and the presentation of LUNA Phase 2 two-year long-term follow-up data; Adverum’s cash sufficiency and runway; the potential of Ixo-vec to redefine the standard of care for patients with wet AMD; the ability to establish gene therapy as a standard of care for wet AMD patients and other statements that are not a historical fact. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including risks inherent to, without limitation: Adverum’s novel technology, which makes it difficult to predict the timing of commencement and completion of clinical trials; regulatory uncertainties; enrollment uncertainties; the results of early clinical trials not always being predictive of future clinical trials and results; the potential for future complications or side effects in connection with use of Ixo-vec; and risks associated with market conditions. Additional risks and uncertainties facing Adverum are set forth under the caption “Risk Factors” and elsewhere in Adverum’s Securities and Exchange Commission (SEC) filings and reports, including Adverum’s most recent Annual Report on Form 10-K and subsequent filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Corporate & Investor Inquiries:
Adverum Investor Relations
Email: ir@adverum.com

Media:
Jason Awe, Ph.D.
Executive Director, Corporate Communications
Email: jawe@adverum.com

Adverum Biotechnologies, Inc.
Selected Consolidated Balance Sheet Data
(In thousands)
	December 31,	December 31,
	2024	2023 (Restated)

Cash and cash equivalents, and marketable securities	$125,691	$96,526
Total assets	179,841	155,768
Total current liabilities	22,898	19,981
Total stockholders' equity	70,714	67,222

Adverum Biotechnologies, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share data)
	Three months ended December 31,		Years months ended December 31,
	2024	2023 (Restated)	2024	2023 (Restated)
	(Unaudited)		(1)

License revenue	$—	$—	$1,000	$3,600

Operating expenses:
Research and development	24,095	15,278	77,041	77,486
General and administrative	18,523	11,670	63,118	55,056
Total operating expenses	42,618	26,948	140,159	132,542
Operating loss	(42,618)	(26,948)	(139,159)	(128,942)
Other income, net	1,687	1,311	8,232	5,748
Net loss before income taxes	(40,931)	(25,637)	(130,927)	(123,194)
Income tax provision	—	1,133	—	1,078
Net loss	(40,931)	(24,504)	(130,927)	(122,116)
Net loss per share — basic and diluted	$(1.96)	$(2.42)	$(6.62)	$(12.11)
Weighted-average common shares outstanding - basic and diluted	20,898	10,121	19,782	10,082

(1) Derived from Adverum’s annual audited consolidated financial statements